THE SAINT JAMES COMPANY ENTERS INTO AN AGREEMENT TO
ACQUIRE NEW ZEALAND WINERIES

Santa Monica, California, March 18, 2009 The Saint James Company (OTC BB: STJC.OB), announced today that it has entered into an agreement to acquire the capital stock or assets of 3 premier New Zealand wineries:  Lawson Dry Hills, Waimea Estates, and Gravitas Wines.  Terms were not disclosed.

Wayne Gronquist, President of The Saint James Company, said, “This portfolio of New Zealand wineries and vineyards represents world class wine estates that have cumulatively won an impressive number of trophies and gold medals honoring their excellence.”  Mr. Gronquist continued, “The New Zealand wine industry has demonstrated dramatic growth and increasing global demand for their products, while maintaining strong price points and net margins.  The Saint James Company expects to generate substantial revenues from this portfolio once we begin to import these wines into the United States and United Kingdom markets.”

Contact:  Investor Relations
Samson Investment Company
Broadway Plaza, 520 Broadway, Suite 350
Santa Monica, California 90401
P: (818) 880-5285
F: (818) 880-4140

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned or required capital expenditures, future funding sources, anticipated sales growth, and potential contracts.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.